Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR ANNOUNCES THE RETIREMENT OF FRASIER W. BRICKHOUSE II, CHIEF FINANCIAL OFFICER, TREASURER AND VICE PRESIDENT, EFFECTIVE SEPTEMBER 1, 2026

RICHMOND, VA, July 30, 2026 – Tredegar Corporation (NYSE:TG) today announced that Frasier W. Brickhouse II, Tredegar’s Chief Financial Officer, Treasurer and Vice President, will retire, effective September 1, 2026.

Tredegar’s Board of Directors and executive leadership team are actively evaluating options to facilitate a smooth transition and continued financial stewardship. Further details regarding the transition plan will be shared as they become available.

“Frasier’s retirement marks the culmination of more than 30 years of dedicated service and leadership at Tredegar,” said Arijit (Bapi) DasGupta, President and Chief Executive Officer of Tredegar. “Since joining the company in 1993, he has made lasting contributions across accounting, treasury, financial planning and corporate governance, helping strengthen the company’s financial foundation and internal controls. Frasier’s deep expertise, integrity, strong work ethic and commitment to excellence have earned the respect of colleagues throughout the organization. On behalf of the Board and all Tredegar employees, I thank Frasier for his many contributions and wish him and his family all the best in retirement.”

About Tredegar

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets, and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,800 employees, the Company operates manufacturing facilities in North America and Asia.

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